Exhibit 10.12

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (the “Agreement”), dated as of December 17, 2013, is entered into by and between David N. Jonas (“Executive”) and PharMedium Healthcare Corporation (the “Company”).

Recitals

A. Executive has been employed by the Company as its Chairman of the Board and Chief Executive Officer pursuant to a Supplemental Employment Agreement dated October 11, 2007 (the “Supplemental Employment Agreement”). All capitalized terms used in this Agreement without definition herein shall have the meanings given to them in the Supplemental Employment Agreement.

B. The Company is entering into a merger transaction (the “Merger”), that will result in a change of control of the Company. As a result of the Merger, the Company and Executive have agreed that Executive’s employment will terminate without “cause” effective as of the Separation Date (defined below).

C. Pursuant to Section 7 of the Supplemental Employment Agreement, Executive is entitled to certain payments and benefits following his termination of employment without “cause”, provided he signs and does not revoke a release of claims in a form approved by the Company.

D. This Agreement constitutes the release of claims contemplated by Section 7 of the Supplemental Employment Agreement, and is entered into in order to amicably resolve all payment and other obligations the Company owes to Executive upon termination of his employment and to resolve any disputes between them that arise out of or relate to Executive’s employment with the Company and termination of employment.

NOW, THEREFORE, the parties agree, in consideration of the provisions described below, as follows:

1. Termination.

(a) Executive’s employment with the Company is terminated without “cause” effective as of the effective date of the Merger (the “Separation Date”).

(b) Effective as of the Separation Date, Executive resigns as a director and/or officer of the Company and any Subsidiary for which he served in any such capacity. Executive further resigns as a trustee or from any other similar official capacity from any Company benefit plans or related trusts with which he may have served. Executive shall execute promptly such other documents evidencing any other resignations as the Company shall reasonably request.

2. Payment on Separation.

(a) The Company shall pay to the Executive, on the Separation Date, an amount equal to the following (to the extent not already paid by the Company) whether or not he executes this Agreement:

(i) Executive’s Base Salary through the Separation Date;

(ii) Reimbursement for Executive’s business expenses incurred through the Separation Date; and

(iii) Any other amounts required to be paid to Executive under applicable law in connection with the termination of his employment.

(b) The Company shall pay to the Executive, on the Separation Date, the sum of Four Hundred Five Thousand and 00/100 Dollars ($405,000), representing the Executive’s 2013 Annual Bonus under the Management Incentive Compensation Plan (MICP) based on his target (consistent with the Company’s historical course of dealing with executive bonuses).

3. Additional Consideration. In consideration for, and subject to Executive refraining from revoking, the release and covenant not to sue in Section 4 below:

(a) The Company shall pay Executive, on the Separation Date, the sum of Two Million Six Hundred Sixty-Five Thousand and 00/100 Dollars ($2,665,000.00), which amount represents two times the sum of (i) Executive’s annual Base Salary at the highest rate in effect for Executive during the two-year period immediately prior to the Separation Date, plus (ii) Executive’s highest Annual Bonus received during each of the two full 12-month periods immediately preceding the Separation Date.

(b) Throughout the period beginning on the Separation Date and ending on the third anniversary of the Separation Date, the Company at its expense shall provide Executive and his spouse and dependents with continuation of the health benefits coverage as in effect immediately prior to the Separation Date. If at any time during that three-year period such coverage is not available to Executive and his spouse and dependents under the Company’s health benefits existing as of the Separation Date, the Company shall procure at its expense and provide to Executive and his spouse and dependents replacement health benefits coverage substantially identical to the health benefits coverage Executive and his spouse and dependents had as of immediately prior to the Separation Date. If such continuation of health care coverage results in Executive having any federal, state or local tax liability or obligation that is greater than the tax liability Executive had with respect to health coverage benefits prior to the Separation Date, the Company will pay Executive a gross-up payment to defray the additional taxes.

(c) Effective as of the Separation Date, any Company restricted stock held by the Executive shall be deemed 100% vested.

(d) For the ten (10) business days immediately following the Separation Date, Executive shall be provided with access to his current office at the Company without charge to allow Executive to transition his records, files and personal effects in a manner consistent with this Agreement, the Supplemental Employment Agreement and the letter agreement between Executive and CDRF Topco, Inc., dated as of December 16, 2013 (the “Letter Agreement”).

The Company will continue to defend, indemnify and hold Executive harmless from and against any claims, losses, expenses and other matters to the fullest extent permitted by Delaware law, including Section 145 of the Delaware General Corporation Law and any other applicable bylaw, agreement or other indemnification right of similar effect. In addition, the Company will provide at its expense tail coverage for Executive after the Separation Date under the Company’s directors and officers liability insurance policy under the terms and for the duration set forth in Section 7.7(d) of the Agreement and Plan of Merger by and among CDRF Parent, Inc., CDRF Merger Sub, Inc., and the Company, dated as of December 16, 2013.

4. General Release.

(a) Executive (for himself and on behalf of his family members and any other person or entity who may assert a claim against any of the released parties in any way relating to, deriving from or resulting from Executive’s employment with or separation from the Company or any services performed for the Company (including service on the Board)) (collectively, the “releasing parties”) hereby releases the Company and any successor thereto (and its officers, directors, stockholders, employees, successors and assigns) (collectively, the “released parties”) from, waives and forever discharges and promises not to sue any of the released parties with respect to, any and all liability, loss, damage, penalty, action, claim, judgment, settlement, cost, expense of any kind or nature whatsoever (including attorneys’ fees and interest), dispute, demand, investigation, claim, action, suit or other legal proceeding, and any order, award, decision, injunction, judgment, ruling, or decree, whether arising in contract (oral or written), tort or any other theory of action, whether arising in law or equity, and whether known or unknown, ripe or not ripe, asserted or unasserted, from the beginning of time up to the date of this Agreement. The claims, liabilities and other matters covered by this release include, but are not limited to, claims based on express or implied contract, compensation plans (other than as provided in Section 4(b)(iii) below), covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, any tort or common law claims, and claims of or liabilities related to any alleged violation or breach of any federal, state, county, or local statute, ordinance or regulation, as may be amended from time to time, or common law. Such statutes include Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Age Discrimination in

Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Equal Pay Act of 2003, and the Age Discrimination in Employment Act of 1967 (“ADEA”), the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act and the Employee Retirement Income Security Act, in each case as amended and all regulations and government policies and pronouncements thereunder.

(b) Notwithstanding anything in this Agreement to the contrary, Executive is not waiving or releasing, and this Agreement does affect in any way:

(i) Any right, claim or remedy of Executive that arises after the date this Agreement;

(ii) Any right of Executive to enforce this Agreement or remedy for breach thereof;

(iii) Any vested benefit under any employee benefit, welfare or other similar plan that the Company maintained, sponsored or contributed to and in which Executive or his eligible dependents participated, subject to the terms and conditions of those plans; and

(iv) Any other right or claim that cannot be waived or released under applicable law.

5. Non-Disparagement. Executive agrees not to make any public statement that would disparage or otherwise cast the personal or professional reputation of the Company in a negative light. The Company agrees that its directors will not, and agrees to use its reasonable efforts to cause its executive officers to not, make any public statement that would disparage or otherwise cast the personal or professional reputation of the Executive in a negative light. Nothing in this Section 5 shall be interpreted to preclude either party from making truthful statements about the other party to the extent required by applicable law or regulation, in connection with any litigation or reasonably required in the course of any regulatory or administrative inquiry, review or investigation.

6. Return of Property. Executive shall retain his personal files and possessions, his lap top computer, and his BlackBerry smart phone. Except as otherwise stated in the preceding sentence, Executive will promptly return to the Company all other computers, peripherals and related equipment, cell phones and similar communication devices, keys, key cards, pass codes, and any other tangible personal property of the Company, including without limitation files, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof in Executive’s possession or under his control.

7. Withholding. All payments under this Agreement are subject to subject to normal and customary payroll withholdings and deductions.

8. No Admission. Nothing in this Agreement is meant to suggest or imply that the Company or any other released party has violated any law or contract or otherwise engaged in any wrongdoing of any kind, and this Agreement is not admissible for any purpose other than to enforce the terms hereof. This Agreement is entered into merely to resolve any differences that might exist between the parties amicably and without the necessity or expense of further action.

9. Successors; Assigns. This Agreement will be binding upon and inure to the benefit of the respective successors, heirs, assigns, administrators, executors and legal representatives of the parties and the releasing and released parties.

10. Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any of the provisions contained in this Agreement shall for any reason be held to be unenforceable or invalid, that provision shall be reformed so that it is valid and enforceable under the circumstances which shall be substituted for the provision in question; and if the provision cannot be modified, that provision shall be severed from this Agreement and the other provisions will remain in full force and effect

11. Governing Law. This Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties will be interpreted, enforced and governed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws.

12. Entire Agreement; Amendment; Counterparts. This Agreement, the Letter Agreement and the Supplemental Employment Agreement, as modified by this Agreement, contain the entire agreement between the Executive and the Company pertaining to the subject matter of this Agreement and fully supersede any and all prior agreements, representations and understandings between them regarding that subject matter. Except as provided in Paragraph 10 this Agreement will not be modified or altered except by a subsequent written agreement signed by the parties; no amendment by oral agreement or course of dealing will be valid. This Agreement may be executed in counterparts, each of which shall be binding on the party executing it and taken together shall constitute one and the same agreement. A party may deliver its signature page to this Agreement by fax or email (in a PDF file), and any such signature page shall have the same legal effect as an original ink-signed document. The word “including,” “includes” or “include” shall be deemed to be followed by the words “without limitation.”

13. Right to Review and Revoke this Agreement.

(a) Executive understands that for a period of seven (7) days after he executes this Agreement, he may revoke the Agreement by delivering to the Secretary of the Company a written statement indicating that he wishes to revoke this Agreement. This Agreement will not become enforceable or effective until the revocation period has expired without valid revocation by Executive.

(b) Executive is advised and encouraged to consult with an attorney before signing this Agreement. Executive acknowledges and agrees that he has carefully read and fully understands this Agreement and knowingly and voluntarily intends to be legally bound by this Agreement; he has had twenty-one (21) days in which to consider it and, if he executes this Agreement before the end of that period he has in any event had sufficient time to consider it; has had an opportunity to ask questions and have it explained; and is entering into this Agreement freely and voluntarily.

THIS AGREEMENT IS EXECUTED AND AGREED TO BY THE PARTIES. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS. PLEASE READ CAREFULLY BEFORE SIGNING.

Executive	PharMedium Healthcare Corporation

/s/ David N. Jonas	By:	/s/ William R. Spalding
David N. Jonas	Name:	William R. Spalding
	Title:	Executive Vice President

Date signed: December 17, 2013